HOMESIDE LENDING, INC.
      EXHIBIT 12.1 - COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in thousands)


The following table sets forth the ratio of earnings to fixed charges of HomeSide Lending, Inc. for the fiscal years ended September 2001, 2000 and 1999, the period from February 11, 1998 to September 30, 1998 and the predecessor period March 1, 1997 to February 10, 1998.

The ratio of earnings to fixed charges is computed by dividing net fixed charges (interest expense on all debt plus the interest portion of rent expense) into earnings before income taxes and fixed charges.




                                                                                                        For the
                                                                                    For the period       period
                           For the fiscal      For the fiscal    For the fiscal      February 11,       March 1,
                             year ended          year ended        Year ended           1998 to         1997 to
                            September 30,      September 30,         September       September 30,       February
                                2001                2000              30, 1999           1998            10, 1998
                           ----------------   -----------------  ----------------   ----------------  -------------
(Loss) income before
income taxes and
cumulative effect of a
change in accounting
principle                     $ (2,143,883)       $     98,135       $   131,378        $    80,410      $  137,252
                           ----------------   -----------------  ----------------   ----------------  -------------

Interest expense                   158,557             158,949                                               82,510
                                                                         122,481             62,963

Interest portion of
rental expense                       4,113               3,253             2,955              1,320           1,387
                           ----------------   -----------------  ----------------   ----------------  -------------

Fixed charges                      162,670             162,202           125,436             64,283          83,897
                           ----------------   -----------------  ----------------   ----------------  -------------

Earnings before fixed
charges                         (1,981,213)            260,337           256,814            144,693         221,149
                           ----------------   -----------------  ----------------   ----------------  -------------

Fixed Charges:

Interest expense                   158,557             158,949           122,481             62,963          82,510

Interest portion of
rental expense                       4,113               3,253             3,253              1,320           1,387
                           ----------------   -----------------  ----------------   ----------------  -------------

Fixed charges
                              $    162,670        $    162,202       $   125,734        $    64,283      $   83,897
                           ----------------   -----------------  ----------------   ----------------  -------------

                           ----------------   -----------------  ----------------   ----------------  -------------
Ratio of earnings to
fixed charges                       (12.18)               1.61              2.04               2.25            2.64
                           ================   =================  ================   ================  =============
